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                                                                   EXHIBIT 10.46

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made and entered into in Chicago, Illinois, as of this 2nd day of October, 1998 by and between Coventry Health Care, Inc., a Delaware corporation (hereinafter "Seller"), and First American Group of Companies, Inc., an Illinois corporation (hereinafter "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller will, at Closing Date (as such term is defined below), own 100% of the issued and outstanding shares of common stock of Principal Health Care of Illinois, Inc., an Illinois corporation (the "Company"); and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the shares of the Company's common stock on the terms set forth herein.

         NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.  PURCHASE AND SALE OF THE STOCK; RELATED TRANSACTION

    A. Purchase and Sale. Upon the terms and conditions contained herein, and subject to the representations, warranties and covenants contained herein, at Closing Seller will sell to Buyer, and Buyer will purchase from Seller, all of the outstanding shares of common stock of the Company all of which shall be owned by Seller (the "Stock") without a resulting step-up in asset value, and all of Seller's right, title and interest therein and thereto, free and clear of all liens, encumbrances and claims of every kind.

    B.    Related Transaction.

          1. At or before Closing, Company shall transfer to Seller or a subsidiary of Seller all of the assets held by Company immediately prior to the Closing, except for the Retained Assets described in Section I.B.2, below, (the "Transferred Assets"), and such Transferred Assets shall be available to fund the Account to the extent required by and as described in Section V.G.

          2. Anything in this Agreement to the contrary notwithstanding, all right, title, and interest in the following Retained Assets shall remain with Company:

               a.    All contracts of the Company relating to its individual,
                    group and government health care benefits business, including but not limited

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                    to enrollment, group, and provider agreements; its licenses and Certificates of Authority; and

               b. The statutory deposits maintained pursuant to requirements of regulatory authorities.

          3. Pursuant to Section VI.B, Seller shall, as of the Closing, indemnify Buyer for any liabilities, costs, obligations, or expenses of the Company occurring or arising from actions or omissions taken by the Company prior to the Closing, other than those required by this Agreement ("Transferred Liabilities"), including but not limited to the following:

               a.   Employees and employment contracts;

               b. Trade accounts payable, including lease obligations and any incentive or bonus obligations payable to any employer or group as a result of or incident to any claims or medical expense experience occurring before the Closing;

               c. Medical Claims payable, including any incentive or bonus obligations payable as a result of or incident to any claims or medical expense experience occurring before the Closing;

               d. Payroll benefits and payroll taxes accrued, accruable or payable before the Closing;

               e. Litigation pending, threatened, or arising as a result of an act or omission occurring before the Closing; and

               f. Taxes accrued, accruable, paid or payable for any period prior to the Closing.

    C. Purchase Price; Payment. The total purchase price for the Stock shall be Four Million Dollars ($4,000,000.00) plus the amount of the statutory deposits and interest accrued thereon as of the Closing Date, which purchase price may be increased or reduced as set forth in
          Section I.D.3 and I.D.4 (the "Purchase Price"), and which shall be paid by wire transfer to an account or accounts of Seller identified in writing to Buyer not less than five days prior to the Closing Date.

    D.    Closing

          1. Closing of this Agreement ("Closing") shall occur at 10:00 a.m. on the Closing Date and will be held at the offices of Lord Bissell & Brook, 115


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               South LaSalle Street, Chicago, Illinois, or at such other time and place as may be agreed by the parties.

          2. (i) "Satisfaction of Conditions Date" shall mean the date on which all regulatory and governmental approvals necessary for the consummation of the transactions contemplated by this Agreement are received, any applicable waiting period expires or is terminated, and all other conditions required by this Agreement are either satisfied or waived.

              (ii) "Closing Date" shall mean the date on which the Escrow Agent, as defined below, releases, among other things, the Purchase Price to the Seller and the certificate or certificates representing the Stock to Buyer and shall be set as described below.

          3. In the event the Dry Closing, as defined below, occurs on or prior to November 15, 1998, the Purchase Price shall be decreased by the amount of $25,000.00 multiplied by the number of days by which the Dry Closing precedes November 16, 1998. Notwithstanding the foregoing, if the Dry Closing is November 16, 1998, then the Purchase Price shall be decreased by $25,000.

          4. In the event the Satisfaction of Conditions Date occurs on or after November 20, 1998, the Purchase Price shall be increased by the amount of $16,666.67 multiplied by the number of days by which the Satisfaction of Conditions Date follows November 19, 1998; provided, however, that there shall be no increase in the Purchase Price attributable to those days by which the Satisfaction of Conditions Date exceeds November 19, 1998 to the extent such days of delay in the Closing are solely and directly caused by the negligence of Seller or the Company. Any increase in the Purchase Price pursuant to this Section I.D.4 shall be nonrefundable regardless of whether Closing occurs and shall be paid as follows:

                    (i) on December 4, 1998, for increases in the Purchase Price attributable for the periods from November 20, 1998 through December 3, 1998;

                    (ii) on December 17, 1998, for increases in the Purchase Price attributable for the periods from December 4, 1998 through December 16, 1998;



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                    (iii) on December 31, 1998, for increases in the Purchase
                    Price attributable for the periods from December 17, 1998 through December 31, 1998; and

                    (iv) at Closing, for increases in the Purchase Price attributable for the periods from January 1, 1999 through the Closing Date.

          5. (i) No later than two business days after the Satisfaction of Conditions Date, the parties shall close the transaction for purposes of fixing the Purchase Price and obligating the parties to effect the Closing (the "Dry Closing"), if the Satisfaction of Conditions Date is prior to December 1, 1998. At the Dry Closing, the parties shall execute all documents effective as of the Closing Date and shall deliver them to a mutually acceptable national bank (the "Escrow Agent"). In addition, Seller shall execute stock powers transferring the Stock to Buyer and deliver such stock powers and the certificate or certificates representing the Stock to the Escrow Agent at the Dry Closing. Buyer shall remit the Purchase Price to the Escrow Agent at the Dry Closing.

            (ii) The Closing Date shall occur on November 2, 1998 if the Dry Closing occurs prior to October 31, 1998. The Closing Date shall occur on December 1, 1998 if the Dry Closing occurs after October 31, 1998 and prior to December 1, 1998. If the Satisfaction of Conditions Date occurs after November 30, 1998, then the Closing Date shall be two business days after the Satisfaction of Conditions Date.

           (iii) Notwithstanding the Dry Closing of this transaction, Seller shall continue to operate the Company and have financial responsibility for the Company through the Closing Date. Notwithstanding the foregoing, if the transaction closes on any day during the first 15 days of December, 1998, Seller's obligation for Transferred Liabilities and Seller's rights in the Transferred Assets shall continue only to and through November 30, 1998 and if the transaction closes on or after December 16, 1998, Seller's obligation for Transferred Liabilities and Seller's rights in the Transferred Assets shall continue to and through December 31, 1998.

          6. If the Dry Closing or the Closing Date does not take place solely due to the failure of the Buyer to obtain the Limited License discussed in Section V.O


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               herein, then the Purchase Price shall be fixed as of the date that all other closing conditions have been met.

    E. Recapitalization. Buyer shall recapitalize Company to meet surplus, reserve, and/or net worth requirements.

    F. Termination. If Closing has not occurred by December 31, 1998, then either party may terminate this Agreement on written notice to the other party with no further obligation or liability (other than the payment of any amounts pursuant to Section I.D.4), unless the reason for failure to close is the bad faith or breach of one of the parties.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as set forth in the disclosure schedules attached hereto and made a part hereof by reference, ("Disclosure Schedules") Seller represents and warrants to Buyer that:

     A. Ownership of Shares. Seller is the lawful record and beneficial owner of all of the issued and outstanding Shares of Stock of the Company. All such Shares are owned free and clear of all liens, encumbrances and restrictions of every kind except for restrictions on transfer under federal and state securities laws. Seller has full power and authority to transfer the Stock and all of Seller's right, title and interest in and to the Stock without the consent of any other person, and upon the delivery of the Shares in the manner contemplated under this Agreement, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all liens, encumbrances and restrictions of every kind except for restrictions on transfer under federal and state securities laws.

     B. Due Execution. This Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by Buyer) constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar rights affecting creditors' rights generally, provided, however, that the parties acknowledge that the approvals of the Illinois and Indiana Departments of Insurance to this transaction and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino ("HSR") Act are conditions precedent to Closing.

     C. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois, has all corporate power and authority to carry on business as now being conducted in the states of Illinois and Indiana, and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so


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          qualified would not have a material adverse effect on the business, condition or assets of the Company. The Company has no subsidiaries nor does it own stock in any other corporation.

     D. Capitalization. The authorized capital of the Company consists of 200 shares of common stock, $100 par value (the "Common Stock"), of which 200 shares are issued and outstanding and zero shares are reflected on the books and records of the Company as Treasury Shares. All such issued and outstanding shares have been validly issued and are fully paid and non-assessable. Except for the rights created pursuant to this Agreement, there are no subscriptions, calls, contracts, commitments, understandings, restrictions, outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or Seller of any shares of the Company's capital stock. There are no voting trusts or other agreements or understandings with respect to any of the Stock.

     E. No Violation. Neither the execution and delivery of this Agreement, nor the performance and the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which the Company is a party or by which its property may be bound, (iii) with the exception of the Account Agreement set forth in Section V.G herein, would result in the creation or imposition of any mortgage, pledge lien, security interest, encumbrance, restriction, charge or limitation of any kind of a material nature, upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company is bound, or (iv) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     F. Pending Litigation. There is no action, suit or governmental, administrative, arbitration or regulatory proceeding or investigation ("Action") pending or, to the best of Seller's or Company's knowledge, threatened against or relating to the Company, or any of the businesses, assets or properties of the Company. None of such Actions, if adversely determined against the Company, would have a material adverse effect on the business, condition or assets of the Company, taken as a whole.

     G.   Information Provided.

          1. All information, data, and documents delivered by Seller or Company to Buyer or made available by Seller to Buyer prior to this Agreement ("Due Diligence Information"), when considered together, fairly represented the


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               condition of the Company in all material respects. In explanation but not in limitation of the preceding sentence, except for normal year-end adjustments with respect to the unaudited financial statements, all financial statements contained in the Due Diligence Information were complete and correct in all material respects and were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and present fairly the financial position of the Company at such dates and the results of its operations for the periods then ended.

          2. The Due Diligence Information was provided for the purpose of allowing Buyer to determine whether to enter into this Agreement and the terms which Buyer would offer or accept in this Agreement, and Buyer reasonably relied upon such Information.

     H. Financial Statements. To the best of Seller's knowledge, there are no liabilities, debts, obligations or claims against the Company of any nature, absolute or contingent, except (i) as and to the extent reflected or specifically reserved against in the balance sheet of August 31, 1998, and (ii) other liabilities, debts, obligations, or claims arising since then in the ordinary course of business consistent with past practices.

     I. Corporate Records. Seller has provided Buyer with true, correct and complete copies of the Articles of Incorporation and bylaws of the Company.

     J. Tax Matters. Since April 1, 1998, the Company or Seller on Company's behalf has (i) timely filed or caused to be filed all federal state, local, and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed prior to the date hereof, except where a timely extension has been obtained and has not expired; and (ii) has paid or fully accrued for all taxes, interest, penalties, assessments, and deficiencies shown to be due or payable on such returns (which taxes are all the taxes due and payable under such returns or pursuant to any assessment received with respect to the Company). There are no tax liens on any of the assets of the Company including without limitation income, franchise, real estate, sales and withholding taxes and other employment-related taxes except for taxes accrued and not yet due and payable. All tax returns filed by Company since April 1, 1998 constitute complete and accurate representations of the tax liabilities of Company for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to future tax liabilities, including the tax basis of its properties and assets. No examinations of the federal, state, local, or foreign tax returns of Company is currently in progress and since April 1, 1998 the Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local, or foreign taxes. Except as set forth in Schedule II.J, no deficiency with respect to the Company in the payment of taxes in



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          any period has been asserted in writing by any taxing body and received by the Company since April 1, 1998 which remains unsettled as of the date hereof. Since April 1, 1998, the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     K. Intellectual Property. To the best knowledge of Seller, none of the processes currently used by the Company or any of the services or programs sold by the Company, or trademarks, trade names, labels or other marks or copyrights used by the Company, infringe the patent, industrial property, trademark, trade name, label, other mark, right or copyright of any other person or entity, and the Company has not received any notice of adverse claim by any third party with respect thereto. The Company has license agreements in force to the extent necessary to permit its full use of all of the processes used by it with respect to its business, properties and assets and to permit such operations and sales in accordance with its present and planned practices.

     L. Accounts Receivable. The accounts receivable appearing on the balance sheet of the Company as of August 31, 1998 and all accounts receivable created since that date represent valid obligations owing to the Company, and fully collectible by the Company, subject to the reserve for doubtful accounts appearing on such balance sheet, and the accounting policy for such reserves has been maintained since then.

     M. No Material Change. Other than as disclosed on the unaudited financial statements, since the date of the last audited financial statement of the Company, there has been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations, or business or to the best knowledge of the Sellers, business prospects of the Company considered as a whole, except for the operating losses of the same approximate magnitude as experienced through August 31, 1998, and except for the transfer of assets and liabilities as contemplated in this Agreement.

     N. Compliance with Laws, Contracts, and Environmental Regulations. Except for when a failure to do so would not have a material adverse effect on the Company's business, to the best of Seller's knowledge, the Company is operating the Company's business in accordance with all contracts or agreements binding on it, and the business of the Company is not being conducted in violation of any law, ordinance, or regulation of any governmental entity, whether federal, state, or local, (including but not limited to authorities with jurisdiction over environmental matters). All governmental approvals, permits, and licenses, including those relating to environmental quality, required by the Company to conduct its business (the "Permits") have been obtained and are in full force and effect and are being complied with in all material respects, except where the failure to obtain or failure to comply



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          with such Permits would not have a materially adverse effect on the business, condition or assets of the Company. Neither Seller nor the Company has received any notification from a governmental agency or a claimant's counsel that its business is being conducted in violation of any state or federal laws, regulations, or statutes; or of any local ordinances; or of any orders or decrees of any state, federal or local governmental body or court. The Company's business is not being conducted in violation of any state or federal laws, regulations or statutes governing or effecting protection of the environment; or any local ordinance governing or effecting protection of the environment; or any presently or previously existing orders or decrees of any state, federal, or local governmental body or court governing or effecting protection of the environment, except for when a failure to do so would not have a material adverse effect on the Company's business.

     O. No Defaults. There is not under any contract material to the business of the Company set forth in the Due Diligence Information:

          1. any existing material default by the Company or, to the best knowledge of the Seller, by any other party thereto, or

          2. an event which, after notice or lapse of time or both, would constitute a material default by the Company or, to the best knowledge of the Seller, by any other party, or result in a right to accelerate or result in a loss of material rights as against the Company.

     P. Insurance. All of the Company's insurance polices are in full force and effect, all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Q. Powers of Attorney. The Company has not granted any powers of attorney to any entity or person.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the representations and warranties contained herein are true and correct as of the date of this Agreement and shall be true and correct as of the closing:

     A. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Illinois, has all corporate power and authority to carry on its business as now being conducted, and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the



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          failure to be so licensed or so qualified would not have a material adverse effect on the business, condition or assets of the Buyer.

     B. Power and Authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate the Articles of Incorporation or Bylaws of Buyer. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

     C. Due Execution. This Agreement has been duly executed and delivered by Buyer and (assuming due execution and delivery by Seller) constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, provided, however, that the parties acknowledge that the approvals of the Illinois and Indiana Departments of Insurance to this transaction and the expiration or termination of the applicable waiting periods under the HSR Act are conditions precedent to Closing.

     D. No Violation. Neither the execution and delivery of this Agreement, nor the performance and the consummation of the transactions contemplated hereby will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other agreement to which the Buyer is a party or by which its property may be bound, (iii) with the exception of the Account Agreement set forth in Section V.G herein, would result in the creation or imposition of any mortgage, pledge lien, security interest, encumbrance, restriction, charge or limitation of any kind of a material nature, upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company is bound, or (iv) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     E. Compliance with Securities Laws. Buyer is acquiring the shares for its own account for investment only, with no present intention of reselling or otherwise disposing of all or any portion of the shares in a manner which would constitute a violation of the federal or applicable state securities laws and regulations. Buyer currently has, or has made legally enforceable arrangements making available to Buyer, sufficient funds to cover the Purchase Price.




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ARTICLE IV.  REPRESENTATIONS AND WARRANTIES AS OF CLOSING

     A. Representations and Warranties True as of Closing. The representations and warranties contained in Articles II and III above shall be true on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date and shall survive the execution of this Agreement for a period of one year following the Closing.

ARTICLE V.  COVENANTS

     A. Access. Within (5) business days after the execution of this Agreement, Seller shall provide Buyer such information as Seller possesses, and as is reasonably necessary for Buyer to complete applications for regulatory approval of the transactions contemplated by this Agreement. To assist Buyer in planning the transition of the business after Closing, (i) within ten (10) business days after the Buyer's request, Seller shall provide such requested information as Seller has reasonably available and (ii) upon request from Buyer specifying the particular aspect of the Company's operations it needs to understand, Seller shall arrange for one or more of the Buyer's employees, at Buyer's sole cost and expense, to visit the premises of the Company under the supervision of the Company's General Manager to gather such information during such hours as are designated by the General Manager, and in such a manner as is not disruptive of the Company's business operations.

     B. Certain Filings, Consents and Action. Buyer and Seller shall (i) cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to other contracts of the Company in connection with the consummation of the transactions contemplated hereunder, (ii) actively assist each other in obtaining any consents, permits, authorizations, approvals or waivers which are required, and
          (iii) use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly practicable the transactions contemplated by this Agreement and to cooperate with each other in connection therewith.

     C. Company Employees. The Company shall terminate all employment relationships or contracts maintained by the Company effective as of the Closing Date. Buyer shall have the right (but not the obligation) to offer employment to any employees of the Company who are employed by the Company immediately prior to the Closing Date ("Employees"). Seller shall be responsible for all pay, severance, incentive compensation, profit sharing, retirement, pension, salary continuation, post-retirement benefits, death benefits, continuation of health benefits (sometimes called


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          COBRA continuation) or other pay benefits to which Employees may be entitled as a result of employment or contracts of employment with the Company prior to or on the Closing Date, and for administering such benefits.

     D. Company Name Change. As soon as reasonably practicable after the Closing Date, Buyer shall change the name of Company to a name which is different than, and not confusing with, Company's name as of Closing.

     E. Payment of Claims and Trade Payables. All claims for medical goods and services for which Company is or may be liable and having dates of service occurring on or before the Closing Date shall be adjudicated and paid by Seller or Account in accordance with the applicable subscriber certificate or other evidence of coverage and provider agreement, if any, as in the ordinary course of business but in no event later than 30 days after the appropriate billing therefor has been received by Company. Any inpatient treatment commencing on or before the Closing Date shall be treated as having occurred, in its entirety, on or before the Closing Date.

     F. Collection of Receivables. Seller shall be responsible for billings and collections for premium revenue accrued for the billing period through the date described in Article I.D.5 ("Financial Closing Date") and for collections for tax benefits, COB payments, subrogation payments and proceeds from insurance policies relating to periods prior to the Financial Closing Date; provided, however, that Buyer shall be entitled to retain any monies for tax benefits, COB payments, subrogation payments and proceeds from insurance policies relating to periods prior to the Financial Closing Date but collected three years after the Closing Date through Buyer's or Company's efforts begun after the aforesaid three year period elapsed. Buyer shall be responsible for billings and collections for premium revenue for billing periods after the Financial Closing Date. Buyer and Seller shall use their best efforts to coordinate the transition of these functions and to reconcile premiums received versus premium remitted by customers. The identification and application of premiums remitted to the proper billing period shall take into account factors including but not limited to: customer's historical payment patterns, identification by customer of period to which remittance relates, correspondence included with the remittance, matching amount of remittance to previous or current billing, and discussions with customers as necessary to reconcile remittances to billings.

     G.   Account Agreement.

          1. Prior to Closing, Buyer and Seller shall enter into a mutually acceptable Account Agreement to collateralize Seller's obligation to satisfy Transferred Liabilities. At the Closing, Seller shall deposit into the Account cash or cash equivalents in an amount equal to the accrued Transferred Liabilities. The Account Agreement shall contain such terms and conditions such that the amount in the Account shall be recognized by the Illinois and Indiana Departments of Insurance as an admitted asset of Company after Closing. The Account Agreement shall, among other things, provide the following: (i) any withdrawals from the Account shall be used solely to pay Transferred Liabilities that actually become due and owing as legal obligations of the Company, (ii) withdrawals from the Account may be made only at the mutual direction of and consent of the Seller and Buyer, and (iii) any and all income and interest earned by the Account shall be retained in the Account; (iv) the custodian of the Account shall pay over to Seller such amounts as may remain in the Account twelve months after the Closing or, if claims have been forwarded to Seller, such additional time until such claims are paid, at which time all funds remaining in the Account shall be delivered to the Seller and the Account shall thereupon terminate (notwithstanding the foregoing, at the end of the aforesaid twelve month period, the custodian shall remit any funds remaining in the Account to Seller that exceed the amount of claims forwarded to Seller).

          2. The parties shall evaluate the amount of Transferred Liabilities from time to time during the duration of the Account but not less frequently than quarterly. In the event that accrued liabilities contained within the Transferred Liabilities are adjusted based on claims experience and as a result of such adjustment it is determined that the amount in the Account is insufficient to cover the entirety of such accruals, then Seller shall contribute additional funds to the Account such that the balance in the Account at all times shall be equal to or greater than the aggregate unpaid Transferred Liabilities.

          3. Notwithstanding the termination of the Account, Seller shall remain liable to Company and Buyer for any and all of the obligations of the Company described in Section I.B.3 as Transferred Liabilities.

          4. The parties agree to cooperate and use all reasonable efforts to achieve the stated objectives set forth in this Section V.G in a manner acceptable to the relevant regulatory authorities.

     H. Non-HMO Risk. Buyer acknowledges and understands that through agreements ("POS Contracts") the Principal Life Insurance Company ("Principal Life"), Company arranges for coverage for medical benefits risk which the Company cannot lawfully assume solely under its certificate of authority as an HMO. Copies of the standard forms of the POS Contracts are attached hereto as Exhibit V.H. Seller shall cooperate with Buyer in requesting of Principal Life that Principal Life reach agreement with Buyer, on terms acceptable to Buyer, regarding the continuation or termination of POS Contracts. Buyer understands that Seller has no control over Principal Life and Seller makes no covenant as to the outcome.

     I. Transition Activities. Starting immediately upon the execution of this Agreement and continuing through and including the Closing Date, Seller shall cooperate with Buyer in a commercially reasonable manner so as to permit, after the Closing, the continuation of all services, payments, and benefit plans to Company's customers, enrollees, and providers in an uninterrupted manner and (with the exception of notices of change in ownership and name during the transition period). Subject to applicable law, Seller shall make a reasonable effort to do so in a manner which is transparent to any customer, enrollee or provider. Without limiting the generality of the foregoing:

          1. Seller shall provide to Buyer in such magnetic media and format as Buyer shall reasonably specify, all data possessed by Seller or by Company as to customers and groups, enrollment and eligibility, claims and claims history, provided however, that Seller shall not be required to provide or arrange for data conversion except to the extent agreed by technical staffs of Seller and Buyer.

          2. Seller shall also provide in hard copy and magnetic media (in such format as the same may be maintained by Seller) such forms (including subscriber certificates or other evidences of coverage and provider directories) and form letters and other internal or external communications routinely used in the operation of Company's business.

          3. Prior to Closing, Seller shall provide Buyer with the following materially complete, correct and detailed lists, in form and substance reasonably acceptable to Buyer, specifying with respect to the business, assets and obligations of the Company each and every item in the following categories referred to below, and shall make available for inspection by Buyer the documents and other material that underlie such lists:

               a. List 1 - all current in-force contracts to which Company is a party, including but not limited to provider contracts, group and individual subscriber agreements, vendor contracts and contracts with the Health Care Financing Administration ("HCFA");

               b. List 2 - the policies of insurance and reinsurance presently in force.

               c. List 3 - the name, current annual compensation rate (including bonus and commissions), title, current base salary rate of all current Company employees.

               d. List 4 - all federal, state, local and foreign governmental licenses, permits and other authorizations necessary in the conduct of the business of the Company ("Permits"); all federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to the Company under which the Company is operating or bound; all reports of inspection of the Company which are in the possession of Seller or Company under all applicable federal and state laws and regulations; and copies of all of the foregoing and applications relating thereto. Without limiting the generality of the foregoing, such approvals shall include all applications for and evidence of regulatory approval of all subscriber certificates or other evidences of coverage which Company has distributed to enrollees and which are in the possession of Seller or Company, all applications for and evidence of regulatory approval of rates to be charged for any of the Company's products which are in the possession of Seller or Company, and all other applications for and evidence of regulatory approval of any other document, act, or omission for which regulatory approval is required by law, regulation, or custom of regulatory agency;

               e. List 5 - As of the date of this Agreement, all pending grievances and appeals (or other written complaints, however characterized) by any customer, subscriber or enrollee and relating to any decision by Company to decline coverage for any medical service or limit the amount of medical services desired by any customer, enrollee, or provider), stating, with respect to each such grievance, appeal, or complaint, whether communication has been received from any regulatory or governmental agency (including but not limited to the Health Care Financing Administration and the federal Office of Personnel Management) with respect to same.

          4. Prior to Closing, Seller shall make available to Buyer all Company files containing communications received from any governmental or regulatory agency having or claiming jurisdiction or authority over any aspect of the Company's business, including but not limited to any state Department of Insurance or Department of Health (or state agency, whatever named, designated by such state as having regulatory authority over the operation of health maintenance organizations, health insuring corporations, or other managed care entities), to the extent within the possession of Seller or Company. For purposes of this paragraph, the Health Care Financing Administration and the federal Office of Personnel Management shall be considered regulatory agencies.

          5. Prior to Closing, Seller shall make available to Buyer all Company files containing materials relating to pending grievances and appeals (or other written complaints, however characterized) by any customer, subscriber or enrollee and relating to any decision by Company to decline coverage for any medical service or limit the amount of medical services desired by any customer, enrollee, or provider) within the possession of Seller or Company.

     J. Post-Closing Cooperation. If requested by Buyer, Seller agrees to enter into good faith negotiations with Buyer to reach a final written agreement to be executed no later than at the Closing, pursuant to which Seller will agree to continue, for as long as one year following the Closing, to Provide the Company with certain of the administrative services currently provided by Seller to Company, and Buyer will agree to compensate Seller therefor pursuant to a formula or fee schedule to be set forth in such agreement by the parties.

     K. Absence of Change or Event. From and after the date of this Agreement and through Closing the Company will conduct its businesses only in the ordinary course so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationship with its employees, customers, suppliers, creditors and others having business relationships with it, and without Buyer's prior written consent shall not (nor will Seller with regard to the Company or the Stock):

          1. incur any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with past practices;

          2. institute any litigation, action or proceeding before any court or governmental body relating to it or its property, or waive or compromise any right of a substantial value to the Company, except for litigation instituted and waivers and compromises given, in the ordinary course of business and consistent with past practice;

          3. grant any option, warrant or other right in respect of any capital stock of the Company;

          4. make any loan to any officer, director, employee or agent of the Company or Affiliate or family member of the foregoing;

          5. take any action or omit to take any action in violation of any contract, commitment or other obligation to which it is bound which would cause (after lapse of time, notice or both) the breach, default or acceleration of any right, contract or commitment or other obligation of the Company, any of which would have a material and adverse effect on the business of Company taken as a whole; or

           6.  make any agreement or commitment to do any of the foregoing.

     L. After the Closing, Seller and its representatives shall be afforded complete access, at Seller's sole cost and expense, at the offices of the Company to (and may, at Seller's expense, make copies of) all records, files and documents relating in whole or in part to the Company and its business and operations (including bank account records) prior to the Closing for the sole purpose of (i) responding to claims against or expenses incurred by the Seller from is ownership of the Company or its obligations hereunder or (ii) recovering monies to which Seller is entitled relating to tax benefits, COB payments, subrogation payments and recoveries under insurance policies. Seller's rights under this subparagraph V.L shall expire three years after Closing; provided, however, that such rights shall continue after the aforesaid three year period only to allow Seller to complete investigations that began prior to the expiration of the three year period. Seller's access to records hereunder shall be during such hours as are designated by the Buyer, and in such a manner as is not disruptive of the Company's business operations.

     M. All data and information provided by Seller or Company to Buyer pursuant to this Section V.I, Section V.A and the Due Diligence Information shall, until Closing, remain the sole property of Seller and Company, shall be held by Buyer as confidential; and Buyer shall use standard industry measures to protect such data and information from access by persons not authorized by law or by Seller to have access, and shall promptly return such data and information (including any and all copies thereof) to Seller in the event this Agreement is terminated or expires without the occurrence of the Closing.

     N. With the execution of this Agreement and continuing until Closing, Seller shall notify Buyer as soon as reasonably practicable (a) after learning about any labor union organizing activity or action, threatened employees' strike, work stoppages, slow-downs or lock-outs, or (b) after becoming aware of any loss or threatened loss of any permit, license, qualification, special charter or certificate of authority which would have a material adverse effect on the Company.

     O. Seller shall cooperate with and assist Buyer in obtaining a limited license from Principal Life to use the Company=s name for a period of 90 days after the Closing Date, on reasonable terms that are customary in the industry (including, without limitation, without cost to Buyer) and which meet Buyer's needs to operate the Company's business (the "Limited License").

ARTICLE VI.  INDEMNIFICATION

     A. Buyer Indemnification. Buyer shall indemnify Seller against, and hold it harmless from, any and all obligations and liabilities in respect of suits, proceedings, demands, claims, judgments, damages, expenses and costs (including, without limitation, interest, penalties and reasonable counsel fees) asserted against, relating to, imposed on or suffered or incurred by Seller by reason of or resulting from: (i) any failure by Buyer to pay, perform, or discharge any of the obligations and liabilities which are assumed by Buyer under this Agreement; (ii) any breach by Buyer of the covenants, representations and warranties set forth in this Agreement.

     B. Seller Indemnification. Seller shall indemnify, defend and hold harmless Buyer from and against any suits, proceedings, demands, judgments, claims, damages, expenses and costs (including, without limitation, interest, penalties and reasonable counsel fees) asserted against, relating to, imposed on or suffered or incurred by Buyer by reason of or resulting from: (i) any breach by Seller of the covenants, representations and warranties or agreements herein of Seller; and (ii) the assertion against Buyer of any Transferred Liabilities.

     C. Time for Indemnification. The obligation of either party to hold harmless, defend, and indemnify the other as set forth in this Article shall extend to and until the first anniversary of the Closing, provided, however, that Seller's indemnification of Buyer as to claims for Transferred Liabilities under VI.B.(ii), above, shall extend to and until the third anniversary of the Closing; provided further, however, that if within such time either party has provided the other notice of a claim or assertion of liability by any third party, and regardless of whether such claim or assertion is groundless, false or fraudulent, the obligation to hold harmless, defend, and indemnify with respect to each such claim or assertion shall extend to and until such claim or assertion is finally compromised, settled, or adjudicated and all applicable appeals have been finally exhausted.

     D. Indemnification Procedure. The obligations and liabilities of the parties hereunder shall be subject to the following terms and conditions:

          1. Notice of Claims. Any party seeking indemnification under this Agreement (the "Indemnified Party") shall give to the party from which indemnification is sought (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement or any other agreement, document or instrument executed or delivered hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any claim, action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after such claim is made or after the action or suit is commenced; and provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

          2. Third-Party Claims. The Indemnitor shall have twenty (20) business days after receipt of any Claim Notices or information necessary to make the Claim Notice complete, relating to any third Person claim, action or suit (collectively, "Claim") to notify the Indemnified Party of its election to conduct and control the defense, compromise or settlement of such Claim. Unless the Indemnitor gives the foregoing notice, the Indemnified Party shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of such Claim, and in any such case the Indemnitor shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith unless the Indemnitor notified the Indemnified Party that it believes that it has no obligation to provide indemnification hereunder; provided that, should the Indemnitor fail to timely give notice as provided above in this Section, (a) the Indemnitor may, in any event, participate, through counsel chosen by it and at its own expense, in the defense of any such Claim and (b) if the Indemnitor has acknowledged and agreed in writing that it has the obligation to provide indemnification under this Agreement for any Loss incurred in connection with or arising from such Claim, the Indemnitor shall have the right to assume control of the defense, compromise or settlement of such Claim from the Indemnified Party at any time (provided it has fully paid all expenses of the Indemnified Party theretofore and such change in control of the Claim does not prejudice the position of the Indemnified Party in the proceeding) by giving written notice of such election to the Indemnified Party. If the Indemnitor timely gives notice as provided above in this Section or assumes control of the defense, compromise or settlement of any Claim, the Indemnified Party shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Claim, as to which the Indemnitor has so elected to conduct and control the defense thereof; and provided further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld) pay, compromise or settle any such Claim
               (a) in any case where the Indemnitor has not acknowledged in writing its obligation to provide indemnification to the Indemnified Party under this Agreement, or (b) seeking any relief other than monetary damages; and provided further, that the Indemnitor shall, at any time prior to the settlement or commencement of trial with respect to any Claim, tender the defense, compromise and settlement of such Claim to the Indemnified Party should the Indemnitor reasonably determine, based upon the information furnished to it by the Indemnified Party or obtained by the Indemnitor in the course of defending the Claim, that the Indemnitor is not obligated to provide indemnification to the Indemnified Party under this Agreement. In the event that the Indemnified Party conducts and controls the defense of any Claim, the Indemnified Party shall not, without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld), compromise or settle such Claim unless the Indemnitor notifies the Indemnified Party that it believes that it has no obligation to provide indemnification hereunder.

     E. Determination of Loss. Indemnification pursuant to this Article shall be payable with respect to any claim described herein as subject to indemnification upon the happening of the earliest of any of the following:

          1. Resolution of such claim by mutual agreement between Seller and Buyer; or

          2. The issuance of a final (not subject to appeal or not timely appealed) judgment, award, order or other ruling by a court, agency, arbitrator or any other tribunal or organization or person having legal jurisdiction over the parties and the subject matter of such claim or to whom such claim was submitted for resolution by joint agreement between the Seller and Buyer; or

          3. Final settlement of such claim by a third party pursuant to mutual authorization by Seller and Buyer.

          4. There shall be allowed as a setoff against any amount of any loss the amounts of recovery attributable to such loss which is received by way of coordination of benefits, subrogation, or payment under any contract of insurance.

     F. Set Off. Notwithstanding any other provision herein, and without limiting any other right or remedy available, either party shall have the right to set off any final (not subject to appeal or timely appealed) determination of damages incurred as a result of any breach of a representation, warranty, covenant in this Agreement or any other Agreement, against any amount to be paid hereunder.

ARTICLE VII.  TAXES

     A. Tax Responsibility. Seller shall be responsible for all taxes not scheduled herein that are attributable to the Company, its operations, and the Company's assets for all periods through or which are paid prior to or on the Closing Date. Seller will indemnify Buyer for any additional taxes relating to the ultimate settlement of the Company's Closing balance sheet (including a reduction in the Transferred Liabilities which may cause taxable income to the Company subsequent to the Closing Date). Buyer will reimburse Seller for any tax benefit received relating to the ultimate settlement of the Closing balance sheet (including an increase in the Transferred Liabilities which may cause a tax deduction to the Company subsequent to the Closing Date).

     B. Tax Returns. Seller has filed or will timely file all tax returns and reports which it is required to file with respect to: (i) the Company, its plant and its operations prior to the Closing Date; and (ii) the Company's assets. Seller represents that the Company has paid or will timely pay all Taxes for which the Company is responsible that could create any liens or charges on or against any of the Company's assets or which could subject the Company to any liability including any corporate estimated income payments due the federal or state taxing authorities, which payments would be statutorily due prior to the Closing Date. Any personal property tax returns and reports with respect to the Company's assets with due dates after the Closing Date (and any other tax returns and reports for periods beginning after the Closing Date) shall be prepared and timely filed by Buyer after the Closing Date.

ARTICLE VIII.  COVENANT NOT TO COMPETE

     A. Non-Competition. From the Closing Date for a period of three (3) years thereafter (the "Non-Competition Period"), Seller shall not, directly or indirectly, within the following listed counties in the States of Illinois and Indiana or any county contiguous thereto (the "Restricted Area"), own, manage, operate, control or be employed by, participate in, consult with or be otherwise connected in any manner with the ownership, management, operation or control of any HMO business that is directly competitive with the present HMO business of the Company. The counties to which this restriction shall apply are Cook, DuPage, Kane, Lake, McHenry, and Will Counties in the State of Illinois and Lake and Porter Counties in the State of Indiana and all counties contiguous to these counties. This Section VIII.A shall not apply to any of the following:

          (1) HMO business conducted in the Restricted Area by Seller or a successor to or affiliate of Seller as a result of Seller acquiring or being acquired after the date of this Agreement by an entity (whether by merger, consolidation, stock purchase, asset purchase or otherwise) which, at the time of such acquisition, conducts HMO business in the Restricted Area accounting for 25 percent or less of such other entity's total HMO business;

          (2) HMO business conducted as of the date of this Agreement by Seller or a subsidiary of Seller (other than the Company) in the Restricted Area within Indiana; or

          (3) HMO business commenced after the date of this Agreement by Seller or a subsidiary of Seller (other than the Company), which HMO business consists of group accounts where the group is located primarily outside of the Restricted Area within Indiana, but which has 25 percent or fewer of its members/beneficiaries (and their dependents) located within the Restricted Area of Indiana.

     B. Confidentiality. Seller recognizes and acknowledges that certain confidential business information of the Company that includes, without limitation, the identity of the Company's suppliers, and all of the Company's internal procedures and processes, costs, pricing techniques, operational procedures and operational policies, is a valuable, special and unique asset of the Company. Seller shall not, at any time, whether during or after the Non-Competition Period, disclose such information, or any part thereof, to any person, firm, corporation, association or other entity, for any purpose or reason whatsoever. Nothing contained herein, however, shall prevent Seller from serving as a consultant after the non-competition period to entities who provide the same products or services as the Company as long as such knowledge utilized by Seller in such consulting would involve knowledge of procedures and processes generally known within the industry and not be processes and procedures unique to the Company.

     C. No Solicitation of Employees or Suppliers. During the Non-Competition Period Seller shall not, directly or indirectly, on its own behalf or on behalf of any other person, firm or company: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with the Company to terminate his or her association with the Company, or in any manner interfere with the relationship between the Company and any such person; or (ii) in any manner whatsoever induce, or assist others to induce, any supplier of the Company to terminate its association with the Company, or do anything, directly or indirectly, to interfere with the business relationship between the Company and any of its current or prospective suppliers. Seller shall not be deemed to be in breach of the provisions of this paragraph solely by continued employment of individuals which are employed by Company as of the date of this Agreement, so long as such individuals do not thereafter become employed by Buyer.

     D. Scope of Restrictions. Buyer and Seller agree that should any covenant set forth in paragraphs A, B or C of this Article VIII be unenforceable because of the scope thereof, or the period covered thereby, or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

     E. Specific Performance. Buyer and Seller acknowledge and agree that Seller's violation of the covenants and agreements stated in this Article would cause irreparable damage to the Company and to Buyer, and that the Company and Buyer would not have an adequate remedy at law. Seller therefore agrees that the Company and Buyer shall be entitled to an injunction restraining such conduct by Seller in the event of a breach or threatened breach by Seller of this Article or any of the terms or conditions hereof.

     F. Enforcement. In the event that Buyer and/or the Company brings an action against Seller to enforce the terms of this Article, the prevailing party in such action shall be entitled to recover from the other party any and all losses, costs, damages and expenses, including reasonable attorneys' fees and disbursements, incurred or suffered by the prevailing party in connection with such action, in addition to any and all other remedies that the prevailing party may possess at law or in equity.

ARTICLE IX.  CONDITIONS TO CLOSING

     The obligations of both Buyer and Seller to consummate the transactions contemplated herein are subject to the fulfillment of the following conditions on or prior to the Closing Date, provided, however, that the fact of Closing shall not of itself constitute a waiver of any subsequent claim for breach of any representation, warranty, or other obligation hereunder.

     A. Conditions to Buyer's Obligations. The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Buyer:

          1. Each representation and warranty made by Seller in this Agreement shall be true and correct in all material respects as of the Closing;

          2. Seller shall have fully performed all of its obligations under this Agreement;

          3. Seller shall have tendered and delivered the required documents, instruments and certificates at the Closing as set forth in
               Section X.A, below.

          4. No investigation, suit, action, or other proceeding shall have been commenced, pending or threatened in writing before any agency or judicial forum (i) in which it is sought to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, or the consummation of the transaction contemplated hereby, or (ii) that may have the effect of restraining, prohibiting, or otherwise materially interfering with the transaction contemplated hereby or otherwise adversely affect any License of the Company which is material to the operations of the Company.

          5. All necessary consents including the approval of the Illinois and Indiana Departments of Insurance, licenses, and regulatory approvals of the transaction contemplated hereby shall have been received by Buyer, provided, however, in the event any such approvals contain any terms or conditions which vary from those currently imposed under any operative contract or License to which the Company is currently a party, that such terms and conditions be reasonably acceptable to Buyer.

          6. The Related Transaction contemplated in Section I.B has been completed; the Account Agreement contemplated in Section V.G has been executed, and if Buyer requests post-closing services agreement contemplated in Section V.J, such agreement has been executed.

          7. The Limited License has been given by Principal Life to Buyer.

          If any one of the aforesaid conditions is not satisfied, this Agreement shall be voidable prior to the Closing upon written election of Buyer.

     B. Conditions to Seller's Obligations. The obligations of Seller hereunder are subject to the satisfaction at or prior to the Closing of all of the following conditions, any of which may be waived by
          Seller:

          1. Each representation and warranty made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing;

          2. Buyer shall have fully performed all of its obligations under this Agreement;

          3. Buyer shall have tendered the purchase price and delivered the required documents, instruments and certificates at the Closing as set forth in Section X.B.

          4. No investigation, suit, action, or other proceeding shall have been commenced, pending or threatened in writing before any agency or judicial forum (i) in which it is sought to restrain, prohibit, or obtain damages or other relief in connection with this Agreement, or the consummation of the transaction contemplated hereby, or (ii) that may have the effect of restraining, prohibiting, or otherwise materially interfering with the transaction contemplated hereby or otherwise adversely affect any License of the Company which is material to the operations of the Company.

          5. All necessary consents including the approval of the Illinois and Indiana Departments of Insurance, licenses, and regulatory approvals of the transaction contemplated hereby shall have been received by Buyer, provided, however, in the event any such approvals contain any terms or conditions which vary from those currently imposed under any operative contract or License to which the Company is currently a party, that such terms and conditions be reasonably acceptable to Buyer.

          6. The Related Transaction contemplated in Section I.B has been completed; the Account Agreement contemplated in Section V.G has been executed, and if Buyer requests post-closing services agreement contemplated in Section V.J, such agreement has been executed.

          If any one of the aforesaid conditions is not satisfied, this Agreement shall be voidable prior to the Closing upon written election of Seller.

ARTICLE X.  CLOSING

     A. Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

               1. Share certificates representing the Stock together with duly executed stock powers executed in blank for transfer to Buyer without any restriction whatsoever and free and clear of all liens, claims, encumbrances, charges and security interests.

               2. The Company's minute books, stock transfer books, and corporate seal.

               3. A Certificate of good corporate standing for the Company issued by the Illinois Secretary of State, dated within 14 days of the Closing Date, and evidencing the corporate existence and good standing of Company in Illinois.

               4. To the extent such certificates are customarily provided, Certificates by the Illinois and Indiana Departments of Insurance, dated within 14 days of the Closing Date, evidencing the licensure and good standing of Company to conduct health maintenance organization business in the respective states.

               5. The signed resignations of all directors and officers of the Company, effective as of Closing.

               6. The Account Agreement, signed by Seller and Custodian thereof, as contemplated by Section V.G.

               7. The Post-Closing Services Agreement signed by Seller, if requested by Buyer.

               8. All books, records, and documents (whether kept by Company or any corporate parent, subsidiary, or other corporate entity over which Seller has control), used in the prior and present operations of Company and its corporate predecessors, including any entity purchased or merged or operationally integrated into Company.

               9.    A certificate executed by the President or other duly
                    authorized officer of Seller certifying that all corporate action on the part of Seller necessary to authorize the execution, delivery and performance of this Agreement by Seller has been duly taken.

               10. A certificate executed by the President or other duly authorized officer of Seller certifying that (i) all representations and warranties of Seller are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date; and
                    (ii) Seller has performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

               11. Such other documents and instruments as Buyer may reasonably request to accomplish this Transaction.

         B.    Deliveries by Buyer. At the Closing, Buyer shall deliver to
               Seller:

               1. The Purchase Price, by wire transfer to an account designated by Seller not fewer than five days prior to Closing.

               2. A certificate of good corporate standing for Buyer issued by the Illinois Secretary of State, dated within 14 days of the Closing Date, and evidencing the corporate existence and good standing of Buyer in Illinois.

               3 The Account Agreement, signed by Buyer and Custodian thereof, as contemplated by Section V.G.

               4. The Post-Closing Services Agreement signed by Buyer, if such agreement is requested by Buyer.

               5. A certificate executed by the President or other duly authorized officer of Buyer certifying that all corporate action on the part of Buyer necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been duly taken.

               6. A certificate executed by the President or other duly authorized officer of Buyer certifying that (i) all representations and warranties of Buyer are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date; and
                    (ii) Buyer has performed and complied with all of its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

               7. Such other documents and instruments as Seller may reasonably request to accomplish this Transaction.

ARTICLE XI.  RESOLUTION OF DISPUTE

               All disputes between Buyer and Seller which cannot be resolved between the parties shall be submitted to binding arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association. Notwithstanding the provisions of this paragraph, either party shall have the right to seek injunctive relief in relation to any threatened conduct, which is permitted by applicable law. Expenses of arbitration shall be borne by the non-prevailing party in the arbitration proceeding, unless the selected arbitrator shall determine otherwise. The procedure for arbitration shall be in accordance with the rules of the American Arbitration Association, except that Buyer and Seller shall each endeavor to select one arbitrator agreeable to both parties; if no agreement can be reached as to a single arbitrator within 15 days after arbitration is sought then each party shall select one arbitrator, and the two selected arbitrators shall choose a third arbitrator. Should either the Buyer or Seller fail to select an arbitrator within days after expiration of the time within which a single arbitrator could be chosen, or if the two arbitrators shall fail to select a third arbitrator within 10 days after the appointment of the latter of them, the American Arbitration Association shall select the arbitrator.

ARTICLE XII.  MISCELLANEOUS

       A. Successors and Assigns. This Agreement and all of the covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives. However, neither party may assign the benefits and obligations of this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld, and Buyer may, without the prior written consent of Seller assign this Agreement to any subsidiary thereof, provided, however, that no such assignment shall relieve Buyer of any of its obligations under this Agreement.

       B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

       C. Entire Agreement; Amendment. This Agreement including all schedules, exhibits, lists and related documents embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and may not be amended except in a writing signed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings, written or oral, including without limitation that Letter of Intent dated September 11, 1998.

       D. Further Assurances. Seller and Buyer shall take any and all further actions and execute any and all further documents necessary to fully consummate the transactions contemplated herein.

       E. Waiver. Neither of the parties to this Agreement will be deemed to have waived any right, power or privilege under this Agreement unless such waiver will have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of either party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part of it, or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach. All remedies afforded in this Agreement will be taken and construed as cumulative and in addition to every other remedy provided for herein or by law or in equity.

       F. Expenses. Buyer and Seller will pay their own expenses, including, without limitation, the fees and expenses of their respective brokers, agents, representatives, counsel, accountants, and other experts, in connection with the preparation, negotiation and consummation of this Agreement, even if this Agreement is terminated.

       G. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

       H. Knowledge. Any matter of which any officer of Company (including but not limited to its General Manager or Medical Director) has knowledge on or before the Closing Date shall be imputed to Seller.

       I. Notices. Any notices required to be given under this Agreement shall be deemed to have been properly made if made in writing and delivered (including delivery by telecopier)to the following persons at the following addresses or to such other persons or addresses as Seller and Buyer may from time to time set forth in a notice conforming to this Section:

     1.  If provided to Seller:             Dale Wolf
                                            Executive Vice President, Chief
                                               Financial Officer and Treasurer
                                            Coventry Health Care, Inc.
                                            6705 Rockledge Drive - Suite 900
                                            Bethesda, Maryland 20817

         With a copy to (which shall not
         constitute notice):                Thomas Farah, Esq.
                                            Epstein, Becker & Green
                                            1227 25th Street B Seventh Floor
                                            Washington, D.C. 20037

     2.  If provided to Buyer:              M. Daniel Splain
                                            Senior Executive Vice President
                                            First American Group
                                               of Companies, Inc.
                                            142 Town Center Road
                                            Matteson, Illinois 60443

         With a copy to (which shall not
         constitute notice:                 Richard A. Hemmings, Esq.
                                            Lord, Bissell & Brook
                                            115 South LaSalle Street
                                            Chicago, Illinois 60603

     J. Announcements. Buyer and Seller agree that, except for any press release made by Seller as required by law, no publicity announcements or disclosures of any kind concerning this Agreement or the terms of this Agreement shall be made without the mutual consent of Buyer and Seller, except to the extent that disclosure is required by legal process or is to accountants, counsel, other professionals, and to lenders on a "need to know" basis who similarly agree to maintain the confidentiality of this Agreement and its terms. The parties shall jointly develop a mutually acceptable press release for distribution upon execution of this Agreement and upon the Closing.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.



                                SELLER:
                                Coventry Health Care, Inc.


                                 /s/ Dale Wolf
                                ----------------------------------------------
                                By: Dale Wolf
                                Its: Executive Vice President, Chief Financial Officer and Treasurer


                                BUYER:
                                First American Group of Companies, Inc.


                                 /s/ Asif A. Sayeed
                                -----------------------------------------------
                                By: Asif A. Sayeed
                                Its: President and Chief Executive Officer